Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL CORPORATION RECEIVES MULTI-MILLION DOLLAR
AEROSPACE CONTRACT AND COMMENTS ON FIRST QUARTER EXPECTED RESULTS
Kent, WA — August 13, 2009 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has received a contract worth in excess of $5 million to manufacture and install a Composite Machining Center abrasive waterjet and routing machine tool system. This machine will be used for a major single aisle airframe program.
This contract continues to demonstrate Flow’s long history and clear leadership position developing and supporting abrasive waterjet cutting systems for major composites programs. Flow’s waterjets lead the industry in cutting state-of-the-art carbon-fiber materials
“Over the past decade, waterjets have become the standard for meeting the aerospace industry’s production requirements as lighter weight composites have become the preferred material. Flow is uniquely positioned to serve this segment through our deep experience and innovative technology as evidenced by the equipment we have been and are supplying to major wide body airframe programs,” said Charley Brown, President and CEO, Flow International. “This order represents a significant step into the future as the industry begins moving to composites for single aisle and regional aircraft.”
Regarding Flow’s first fiscal quarter which ended July 31, Mr. Brown commented, “While we have not finished closing the books on our first quarter, we do see business trends continuing as anticipated. We previously stated that our first quarter revenue would be down sequentially versus Q4 in the 10% range. First quarter revenue is expected to be just under $38 million as compared to the fourth quarter level of $43.7 million. However, we are encouraged by our standard systems order book, which is beginning to build in several key markets. We anticipate our first quarter gross margins will be approximately 38%, which is in line with the low end of our previous projections. In June, we also discussed cost reduction efforts totaling $4 million on an annualized basis. We have significantly exceeded this with more than $2 million in additional annualized reductions that are now in place and will begin to be realized in our second quarter. In the first quarter we expect to book charges for these cost reductions, for a reserve related to a business disposed of several years ago, and for previously discussed charges related to terminating the OMAX transaction. Combined, these charges will likely total just over $6 million. We are pleased to see positive trends in both the advanced and standard segments of our business as we continue to drive down costs.”
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2009 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding increased use of composites, anticipated revenue and gross margin levels, standard system orders, cost reduction efforts, and trends in the advanced and standard segments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.